Exhibit 99.1

Radian Announces Second Quarter 2015 Financial Results

-- Reports net income of $50 million or $0.22 per diluted share --

-- Net income from continuing operations of $45 million or $0.20 per diluted share --

-- Adjusted diluted net operating income of $0.40 per share, up 74% from prior-year period --

PHILADELPHIA--(BUSINESS WIRE)--July 22, 2015--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended June 30, 2015, of $50.0 million, or $0.22 per diluted share, which included the following pre-tax items: a loss of $91.9 million on induced conversion and debt extinguishment from recent actions to strengthen the company’s capital structure, and net gains of $28.4 million on investments and other financial instruments. This compares to net income for the quarter ended June 30, 2014, of $174.8 million, or $0.78 per diluted share, which included pre-tax net gains of $25.3 million on investments and other financial instruments, and $71.3 million of net income from discontinued operations. The company also reported an income tax provision of $34.8 million for the quarter ended June 30, 2015, compared to an income tax benefit of $10.7 million for the quarter ended June 30, 2014.

Adjusted pretax operating income for the quarter ended June 30, 2015, was $147.3 million, compared to adjusted pretax operating income for the quarter ended June 30, 2014, of $74.1 million. Adjusted diluted net operating income per share for the quarter ended June 30, 2015, was $0.40. See “Non-GAAP Financial Measures” below.

Key Financial Highlights (dollars in millions, except per share data)
	Quarter Ended	Quarter Ended	Percent
	June 30, 2015	June 30, 2014	Change
Net income from continuing operations	$45.2	$103.5	(56%)
Diluted net income per share from continuing operations	$0.20	$0.47	(57%)
Adjusted pretax operating income	$147.3	$74.1	99%
Adjusted diluted net operating income per share *	$0.40	$0.23	74%
Revenues	$330.4	$247.4	34%
Book value per share	$11.28	$8.29	36%
* Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate.

“Radian delivered strong financial results in the second quarter, driven by positive trends and solid performance for our two business segments,” said Radian’s Chief Executive Officer S.A. Ibrahim. “We also took actions in the quarter to simplify and strengthen Radian’s capital structure in a way that will reduce our overall cost of capital, improve the maturity profile of our debt and focus on long-term growth.”

SECOND QUARTER HIGHLIGHTS AND RECENT EVENTS

Mortgage Insurance

  New mortgage insurance written (NIW) was $11.8 billion for the quarter, compared to $9.4 billion in the first quarter of 2015 and $9.3 billion in the prior-year quarter.

    Of the $11.8 billion in new business written in the second quarter of 2015, 68 percent was written with monthly premiums and 32 percent with single premiums. This compares to a mix of 63 percent monthly premiums and 37 percent single premiums in the first quarter of 2015.
    Refinances accounted for 23 percent of total NIW in the second quarter of 2015, compared to 33 percent in the first quarter of 2015, and 13 percent a year ago.
    NIW continued to consist of loans with excellent risk characteristics.
  Total primary mortgage insurance in force was $172.7 billion, compared to $172.1 billion as of March 31, 2015, and $165.0 billion as of June 30, 2014. Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a twelve-month period, was 80.1 percent as of June 30, 2015, compared to 82.6 percent as of March 31, 2015, and 83.9 percent as of June 30, 2014.
  Total net premiums earned was $237.4 million, compared to $224.6 million for the quarter ended March 31, 2015, and $203.6 million for the quarter ended June 30, 2014. Net premiums earned in the second quarter included

    $9.8 million of incremental premiums earned from single premiums compared to the first quarter of 2015, the majority of which related to prepayments that servicers had not previously reported to Radian, and an accrual for a $5.8 million profit commission based on experience to date for the company’s Second Quota Share Reinsurance Transaction, where Radian expects to exercise its option to recapture 50 percent of the ceded risk on December 31, 2015. See press release Exhibit M for additional details.
  The mortgage insurance provision for losses was $31.6 million in the second quarter of 2015, compared to $45.9 million in the first quarter of 2015, and $64.6 million in the prior-year period.

    The loss ratio in the second quarter was 13.3 percent, compared to 20.4 percent in the first quarter of 2015 and 31.7 percent in the second quarter of 2014.
    Mortgage insurance loss reserves were $1.2 billion as of June 30, 2015, compared to $1.4 billion as of March 31, 2015, and $1.7 billion as of June 30, 2014.
    Primary reserve per primary default (excluding IBNR and other reserves) was $27,279 as of June 30, 2015. This compares to primary reserve per primary default of $28,423 as of March 31, 2015, and $26,024 as of June 30, 2014.
  The total number of primary delinquent loans decreased by 7 percent in the second quarter from the first quarter of 2015, and by 23 percent from the second quarter of 2014. The primary mortgage insurance delinquency rate decreased to 4.3 percent in the second quarter of 2015, compared to 4.6 percent in the first quarter of 2015, and 5.8 percent in the second quarter of 2014.
  Total mortgage insurance claims paid were $212.0 million in the second quarter, compared to $207.1 million in the first quarter, and $240.3 million in the second quarter of 2014. Claims paid in the second quarter of 2015 include $75.6 million of claims paid relating to the September 2014 BofA Settlement Agreement. The company continues to expect mortgage insurance net claims paid for the full-year 2015 of approximately $600 – $700 million. This includes a total of approximately $250 million of claims related to the BofA Settlement Agreement, of which $174.6 million have already been paid.
  As of June 30, 2015, Radian Guaranty would be able to immediately comply with the financial requirements of the Private Mortgage Insurer Eligibility Requirements (PMIERs) developed by Fannie Mae and Freddie Mac as adopted on April 17, 2015, and that come into effect on December 31, 2015, by utilizing approximately $330 million of existing holding company liquidity. This assumes that the company converts approximately $80 million of existing liquid assets, which represent the cash surrender value of Radian’s company-owned life insurance policies, into PMIERs-compliant Available Assets (as defined in the PMIERs) and receives, as expected, full PMIERs benefit of approximately $145 million for its outstanding quota-share reinsurance arrangements.

Mortgage and Real Estate Services

  On June 30, 2014, Radian completed the acquisition of Clayton Holdings LLC, a leading provider of risk-based analytics, residential loan due diligence, consulting, surveillance and staffing solutions. The company also provides customized Real Estate Owned (REO) asset management and single-family rental services through its Green River Capital subsidiary; advanced Automated Valuation Models, Broker Price Opinions and technology solutions to monitor loan portfolio performance, acquire and track non-performing loans, and value and sell residential real estate through its Red Bell Real Estate subsidiary; and a global reach through its Clayton EuroRisk subsidiary.
  Total revenues for the Services segment were $44.6 million and gross profit was $19.1 million in the second quarter of 2015. This compares to total revenues of $31.5 million and gross profit of $12.3 million in the first quarter of 2015.
  In July, Clayton introduced an Asset Representations Reviewer service to help issuers of asset-backed securities, including auto finance, credit card, student loan and equipment-leasing issuers, comply with the requirements of the Securities and Exchange Commission’s amendments to Regulation AB. Clayton plans to leverage its knowledge of underwriting, loan document review and surveillance, and the company’s proprietary technology to provide consulting services on testing procedure design, help clients specify the role of the asset reviewer, and perform asset review pilot testing.

Expenses and Discontinued Operations

  Other operating expenses were $67.7 million in the second quarter, compared to $53.8 million in the first quarter of 2015, and $60.8 million in the second quarter of last year. Operating expenses in the second quarter of 2015 were primarily driven by variable compensation expenses related to long-term incentive awards that matured in June 2015; compensation expenses related to the acquisition by Clayton of Red Bell Real Estate; and an increase in mortgage insurance-related expenses due to higher volume.
  Income from discontinued operations, net of tax, for the quarter ended June 30, 2015, was $4.9 million, compared to $0.5 million for the quarter ended March 31, 2015. Results from discontinued operations for the quarter were driven by the recognition of investment gains that were deferred in other comprehensive income and recognized as a result of the sale of Radian Asset to Assured Guaranty Corp., a subsidiary of Assured Guaranty Ltd., on April 1, 2015. Details regarding the assets and liabilities associated with discontinued operations may be found on press release Exhibit D.

CAPITAL AND LIQUIDITY UPDATE

Radian Group maintains approximately $735 million of currently available liquidity.

  Radian completed a series of actions in the second quarter to strengthen the company’s capital structure, including to reduce its overall cost of capital, improve its maturity profile and facilitate improved credit ratings. The capital actions had four components:

    Radian paid $127 million in cash and delivered 28.4 million shares for a total consideration value of $657 million to purchase an aggregate face value of $389 million of Radian’s 2017 Convertible Notes.
    In connection with the purchase of the convertible notes, Radian terminated a corresponding portion of the Capped Call it had entered into in 2010 in connection with the initial issuance of its 2017 Convertible Notes, for proceeds to Radian of $12 million in cash and 2.3 million shares of Radian common stock.
    The purchase of the convertible notes was funded by the issuance of Senior Notes with a coupon of 5.25% and a maturity date of 2020, resulting in net proceeds of $343 million.
    A portion of the proceeds generated from the issuance of the Senior Notes was used to enter into an Accelerated Share Repurchase Program (ASR), in order to reduce the dilutive impact of the shares issued in connection with the purchase of the convertible notes. The ASR was executed for a cash payment of $202 million in exchange for 9.2 million intial shares and an estimated additional 1.6 million shares upon completion of the ASR, assuming an average stock price of $18.68.

As noted above, these actions resulted in a loss on induced conversion and debt extinguishment of $91.9 million, an expected reduction in the company’s annual interest expense of approximately $16 million, and an expected increase in fully diluted share count of approximately 2.8 million shares. Additional details related to these capital actions may be found on Slide 11 of the second quarter presentation slides.

  Book value per share at June 30, 2015, was $11.28, compared to $11.53 at March 31, 2015. The decrease in book value from the first quarter of 2015 was related to the issuance of shares resulting from the capital actions noted above.
  As of June 30, 2015, Radian Guaranty’s risk-to-capital ratio was 16.5:1 and statutory capital was $2.0 billion.
  As of June 30, 2015, a total of $2.7 billion of risk in force outstanding had been ceded under quota share reinsurance agreements in order to proactively manage Radian Guaranty’s risk-to-capital position. Radian has ceded the maximum amount of NIW under these agreements and has not ceded any premium on new business in 2015. As discussed above, net premiums earned in the second quarter included an accrual for a $5.8 million profit commission based on experience to date for the company’s Second Quota Share Reinsurance Transaction, where Radian expects to exercise its option to recapture 50 percent of the ceded risk on December 31, 2015.

CONFERENCE CALL

Radian will discuss second quarter financial results in a conference call today, Wednesday, July 22, 2015, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1951 inside the U.S., or 612.332.0107 for international callers, using passcode 364879 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 364879.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period. See press release Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital and Red Bell Real Estate. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS

(Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Discontinued Operations
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measure
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information Insurance in Force and Risk in Force by Product, Statutory Capital Ratios
Exhibit J:	Mortgage Insurance Supplemental Information Risk in Force by FICO, LTV and Policy Year
Exhibit K:	Mortgage Insurance Supplemental Information Claims and Reserves
Exhibit L:	Mortgage Insurance Supplemental Information Default Statistics
Exhibit M:	Mortgage Insurance Supplemental Information Captives, QSR and Persistency
Exhibit N:	Mortgage and Real Estate Services Supplemental Information

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A
	2015		2014
(In thousands, except per share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Revenues:
Net premiums earned - insurance	$237,437	$224,595	$224,293	$217,827	$203,646
Services revenue	43,503	30,630	34,450	42,243	—
Net investment income	19,285	17,328	16,531	17,143	16,663
Net gains (losses) on investments and other financial instruments	28,448	16,779	17,983	(6,294)	25,332
Other income	1,743	1,331	1,793	1,162	1,739
Total revenues	330,416	290,663	295,050	272,081	247,380

Expenses:
Provision for losses	32,560	45,028	82,867	48,942	64,648
Policy acquisition costs	6,963	7,750	6,443	4,240	6,746
Direct cost of services	23,520	19,253	19,709	23,896	—
Other operating expenses	67,731	53,774	85,800	51,225	60,751
Interest expense	24,501	24,385	24,200	23,989	22,348
Loss on induced conversion and debt extinguishment	91,876	—	—	—	—
Amortization and impairment of intangible assets	3,281	3,023	5,354	3,294	—
Total expenses	250,432	153,213	224,373	155,586	154,493

Pretax income from continuing operations	79,984	137,450	70,677	116,495	92,887
Income tax provision (benefit)	34,791	45,723	(807,349)	(15,536)	(10,650)
Net income from continuing operations	45,193	91,727	878,026	132,031	103,537
Income (loss) from discontinued operations, net of tax	4,855	530	(449,691)	21,559	71,296
Net income	$50,048	$92,257	$428,335	$153,590	$174,833

Diluted net income per share:
Net income from continuing operations	$0.20	$0.39	$3.63	$0.58	$0.47
Income (loss) from discontinued operations, net of tax	0.02	—	(1.85)	0.09	0.31
Net income	$0.22	$0.39	$1.78	$0.67	$0.78

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	13.3%	20.4%	36.9%	22.5%	31.7%
Expense ratio - NPE basis (1)	25.8%	23.0%	36.9%	21.3%	29.5%
Expense ratio - NPW basis (2)	24.4%	21.3%	33.8%	18.9%	27.1%

(1) Calculated on a GAAP basis using net premiums earned (“NPE”).
(2) Calculated on a GAAP basis using net premiums written (“NPW”).

On April 1, 2015, Radian Guaranty completed the previously disclosed sale of 100% of the issued and outstanding shares of Radian Asset Assurance to Assured, pursuant to the Radian Asset Assurance Stock Purchase Agreement dated as of December 22, 2014. As a result, the operating results of Radian Asset Assurance are classified as discontinued operations for all periods presented in our condensed consolidated statements of operations. See Exhibit D for additional information on discontinued operations.

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:
	2015		2014
(In thousands, except per share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net income from continuing operations:
Net income from continuing operations—basic	$45,193	$91,727	$878,026	$132,031	$103,537
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,707	3,673	3,641	5,552	5,503
Net income from continuing operations—diluted	$48,900	$95,400	$881,667	$137,583	$109,040

Net income:
Net income from continuing operations—basic	$45,193	$91,727	$878,026	$132,031	$103,537
Income (loss) from discontinued operations, net of tax	4,855	530	(449,691)	21,559	71,296
Net income—basic	50,048	92,257	428,335	153,590	174,833
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,707	3,673	3,641	5,552	5,503
Net income—diluted	$53,755	$95,930	$431,976	$159,142	$180,336

Average common shares outstanding—basic	193,112	191,224	191,053	191,050	182,583
Dilutive effect of Convertible Senior Notes due 2017	12,438	10,886	10,590	6,342	7,599
Dilutive effect of Convertible Senior Notes due 2019	37,736	37,736	37,736	37,736	37,736
Dilutive effect of stock-based compensation arrangements (2)	3,364	3,202	3,422	2,939	2,861
Adjusted average common shares outstanding—diluted	246,650	243,048	242,801	238,067	230,779

Net income per share:
Basic:
Net income from continuing operations	$0.23	$0.48	$4.60	$0.69	$0.57
Income (loss) from discontinued operations, net of tax	0.03	—	(2.36)	0.11	0.39
Net income	$0.26	$0.48	$2.24	$0.80	$0.96

Diluted:
Net income from continuing operations	$0.20	$0.39	$3.63	$0.58	$0.47
Income (loss) from discontinued operations, net of tax	0.02	—	(1.85)	0.09	0.31
Net income	$0.22	$0.39	$1.78	$0.67	$0.78

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2015		2014
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Shares of common stock equivalents	264	540	542	557	1,484

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share data)	2015	2015	2014	2014	2014

Assets:
Investments	$4,309,148	$3,621,646	$3,629,299	$3,529,310	$3,351,792
Cash	51,381	57,204	30,465	30,491	42,379
Restricted cash	12,633	14,220	14,031	16,509	13,361
Accounts and notes receivable	72,093	64,405	85,792	69,029	52,090
Deferred income taxes, net	651,238	649,996	700,201	—	—
Goodwill and other intangible assets, net	290,640	293,798	288,240	293,632	296,948
Other assets	349,371	340,276	357,864	364,665	366,752
Assets held for sale	—	1,755,873	1,736,444	1,637,233	1,789,401
Total assets	$5,736,504	$6,797,418	$6,842,336	$5,940,869	$5,912,723

Liabilities and stockholders’ equity:
Unearned premiums	$665,947	$657,555	$644,504	$625,269	$597,860
Reserve for losses and loss adjustment expenses	1,204,792	1,384,714	1,560,032	1,591,150	1,717,314
Long-term debt	1,224,892	1,202,535	1,192,299	1,182,247	1,172,569
Other liabilities	278,929	310,642	326,743	314,395	316,796
Liabilities held for sale	—	966,078	947,008	493,407	523,937
Total liabilities	3,374,560	4,521,524	4,670,586	4,206,468	4,328,476

Equity component of currently redeemable convertible senior notes	8,546	68,982	74,690	—	—

Common stock	226	209	209	209	209
Additional paid-in capital	1,816,545	1,648,436	1,638,552	1,706,222	1,707,655
Retained earnings (deficit)	548,161	498,593	406,814	(21,044)	(174,634)
Accumulated other comprehensive (loss) income	(11,534)	59,674	51,485	49,014	51,017
Total common stockholders’ equity	2,353,398	2,206,912	2,097,060	1,734,401	1,584,247
Total liabilities and stockholders’ equity	$5,736,504	$6,797,418	$6,842,336	$5,940,869	$5,912,723

Shares outstanding	208,587	191,416	191,054	191,050	191,014

Book value per share	$11.28	$11.53	$10.98	$9.08	$8.29

Radian Group Inc. and Subsidiaries
Discontinued Operations
Exhibit D

The income from discontinued operations, net of tax consisted of the following components for the periods indicated:

	2015
(In thousands)	Qtr 2	Qtr 1
Net premiums earned	$—	$1,007
Net investment income	—	9,153
Net gains on investments and other financial instruments	7,818	13,668
Change in fair value of derivative instruments	—	2,625
Total revenues	7,818	26,453

Provision for losses	—	502
Policy acquisition costs	—	(191)
Other operating expense	—	4,107
Total expenses	—	4,418

Equity in net loss of affiliates	—	(13)
Income from operations of businesses held for sale	7,818	22,022
Loss on sale	(350)	(13,930)
Income tax provision	2,613	7,562
Income from discontinued operations, net of tax	$4,855	$530

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated, is as follows. For a definition of adjusted pretax operating income and reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2015		2014
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums written - insurance	$251,082	$241,908	$244,506	$245,775	$221,947
Increase in unearned premiums	(13,645)	(17,313)	(20,213)	(27,948)	(18,301)
Net premiums earned - insurance	237,437	224,595	224,293	217,827	203,646
Net investment income (1)	19,285	17,328	16,531	17,143	16,663
Other income (1)	1,743	1,331	1,668	1,037	1,620
Total	258,465	243,254	242,492	236,007	221,929

Provision for losses	31,637	45,851	83,649	48,942	64,648
Change in expected economic loss or recovery for consolidated VIEs	—	—	(16)	(190)	180
Policy acquisition costs	6,963	7,750	6,443	4,240	6,746
Other operating expenses before corporate allocations	41,853	34,050	62,591	33,679	36,356
Total (2)	80,453	87,651	152,667	86,671	107,930
Adjusted pretax operating income before corporate allocations	178,012	155,603	89,825	149,336	113,999
Allocation of corporate operating expenses (1)	12,516	9,758	13,729	8,520	17,021
Allocation of interest expense (1)	20,070	19,953	19,760	19,565	22,348
Adjusted pretax operating income	$145,426	$125,892	$56,336	$121,251	$74,630

	Services
	2015		2014
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Services revenue	$44,595	$31,532	$34,466	$42,243	$—
Other income	—	—	891	125	119
Total (2)	44,595	31,532	35,357	42,368	119

Direct cost of services	25,501	19,253	19,709	23,896	—
Other operating expenses before corporate allocations	11,522	8,857	8,360	9,054	642
Total	37,023	28,110	28,069	32,950	642
Adjusted pretax operating income (loss) before corporate allocations	7,572	3,422	7,288	9,418	(523)
Allocation of corporate operating expenses	1,307	981	740	404	—
Allocation of interest expense	4,431	4,432	4,440	4,424	—
Adjusted pretax operating income (loss)	$1,834	$(1,991)	$2,108	$4,590	$(523)

(1)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)	Inter-segment information:

	2015		2014
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Inter-segment expense included in Mortgage Insurance segment	$1,092	$902	$782	$—	$—
Inter-segment revenue included in Services segment	1,092	902	782	—	—

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

	At June 30, 2015
	Mortgage
(In thousands)	Insurance	Services	Total
Total assets	$5,384,224	$352,280	$5,736,504

	At December 31, 2014
	Mortgage
(In thousands)	Insurance	Services	Total
Assets held for sale (1)	$—	$—	$1,736,444
Total assets	4,769,014	336,878	6,842,336

(1) Assets held for sale are not part of the Mortgage Insurance or Services segments.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measure

In addition to the traditional GAAP financial measures, we have presented non-GAAP financial measures for the consolidated company, “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share,” among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP pretax income (loss) from continuing operations excluding the effects of net gains (losses) on investments and other financial instruments, loss on induced conversion and debt extinguishment, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of stock-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. These adjustments, along with the reasons for their treatment, are described below.

(1) Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss). However, we include the change in expected economic loss or recovery associated with our consolidated VIEs, if any, in the calculation of adjusted pretax operating income (loss).

(2) Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt or losses incurred to induce conversion of convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial position; therefore, these activities are not viewed as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3) Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 2 of 2)

(4) Amortization and impairment of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5) Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

See Exhibit G for the reconciliation of our non-GAAP financial measures for the consolidated company, adjusted pretax operating income and adjusted diluted net operating income per share, to the most comparable GAAP measures, pretax income from continuing operations and net income per share from continuing operations, respectively.

Total adjusted pretax operating income (loss) and adjusted diluted net operating income (loss) per share are not measures of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income (loss) from continuing operations or net income (loss) per share from continuing operations. Our definitions of adjusted pretax operating income (loss) and adjusted diluted net operating income (loss) per share may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 2)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income from Continuing Operations

	2015		2014
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss):
Mortgage Insurance (1)	$145,426	$125,892	$56,336	$121,251	$74,630
Services (2)	1,834	(1,991)	2,108	4,590	(523)
Total adjusted pretax operating income	147,260	123,901	58,444	125,841	74,107

Net gains (losses) on investments and other financial instruments (3)	28,448	16,779	17,967	(6,484)	25,512
Loss on induced conversion and debt extinguishment	(91,876)	—	—	—	—
Acquisition-related expenses (4)	(567)	(207)	(380)	432	(6,732)
Amortization and impairment of intangible assets (4)	(3,281)	(3,023)	(5,354)	(3,294)	—
Consolidated pretax income from continuing operations	$79,984	$137,450	$70,677	$116,495	$92,887

(1)

Includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)

Includes the acquisition of Clayton Holdings, effective June 30, 2014. Also, effective with the fourth quarter of 2014, the Services segment undertook the management responsibilities of certain additional loan servicer surveillance functions previously considered part of the Mortgage Insurance segment. As a result, these activities are now reported in the Services segment for all periods presented.

(3)	This line item includes a de minimis amount of expected economic loss or recovery associated with our previously consolidated VIEs that is included in adjusted pretax operating income above.
(4)	Please see Exhibit F for the definition of this line item.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 2)

Reconciliation of Adjusted Diluted Net Operating Income Per Share (1) to Net Income Per Share from Continuing Operations

	2015		2014
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted diluted net operating income per share	$0.40	$0.35	$0.17	$0.37	$0.23

After tax per share impact:

Net gains (losses) on investments and other financial instruments	0.07	0.04	0.05	(0.02)	0.08
Loss on induced conversion and debt extinguishment	(0.28)	—	—	—	(0.01)
Acquisition-related expenses	—	—	—	—	(0.02)
Amortization and impairment of intangible assets	(0.01)	(0.01)	(0.01)	(0.01)	—
Difference between statutory and effective tax rate	0.02	0.01	3.42	0.24	0.19

Net income per share from continuing operations	$0.20	$0.39	$3.63	$0.58	$0.47

(1) Calculated using the company’s statutory tax rate.

On a consolidated basis, “adjusted pretax operating income” and “adjusted diluted net operating income per share” are measures not determined in accordance with GAAP. These measures are not representative of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income from continuing operations or net income per share from continuing operations. Our definitions of adjusted pretax operating income and adjusted diluted net operating income per share may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2015		2014
($ in millions)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Total primary new insurance written	$11,751	$9,385	$10,009	$11,210	$9,322

Percentage of primary new insurance written by FICO score
>=740	63.0%	63.6%	60.2%	61.6%	61.9%
680-739	30.8	30.3	32.6	31.2	31.4
620-679	6.2	6.1	7.2	7.2	6.7
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Monthly premiums	68%	63%	69%	72%	76%
Single premiums	32%	37%	31%	28%	24%

Refinances	23%	33%	22%	16%	13%
LTV
95.01% and above	3.2%	1.8%	0.5%	0.3%	0.2%
90.01% to 95.00%	49.4%	48.4%	51.7%	53.7%	53.9%
85.01% to 90.00%	34.0%	33.3%	33.2%	33.5%	34.5%
85.00% and below	13.4%	16.5%	14.6%	12.5%	11.4%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force by Product, Statutory Capital Ratios
Exhibit I

	June 30,			March 31,		December 31,		September 30,		June 30,
($ in millions)	2015			2015		2014		2014		2014
Primary insurance in force (1)
Flow	$164,137			$162,832		$162,302		$159,770		$155,604
Structured	8,555			9,309		9,508		9,452		9,385
Total Primary	$172,692			$172,141		$171,810		$169,222		$164,989

Prime	$161,397			$160,452		$159,647		$156,581		$151,865
Alt-A	6,857			7,122		7,412		7,709		8,014
A minus and below	4,438			4,567		4,751		4,932		5,110
Total Primary	$172,692			$172,141		$171,810		$169,222		$164,989

Primary risk in force (1) (2)
Flow	$41,706			$41,256		$41,071		$40,337		$39,139
Structured	1,957			2,133		2,168		2,150		2,131
Total Primary	$43,663			$43,389		$43,239		$42,487		$41,270

Flow
Prime	$39,781			$39,251		$38,977		$38,156		$36,861
Alt-A	1,191			1,243		1,295		1,350		1,411
A minus and below	734			762		799		831		867
Total Flow	$41,706			$41,256		$41,071		$40,337		$39,139

Structured
Prime	$1,182			$1,341		$1,349		$1,302		$1,263
Alt-A	397			410		425		441		452
A minus and below	378			382		394		407		416
Total Structured	$1,957			$2,133		$2,168		$2,150		$2,131

Total
Prime	$40,963			$40,592		$40,326		$39,458		$38,124
Alt-A	1,588			1,653		1,720		1,791		1,863
A minus and below	1,112			1,144		1,193		1,238		1,283
Total Primary	$43,663			$43,389		$43,239		$42,487		$41,270

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	16.5	:1	(3)	17.1	:1	17.9	:1	18.4	:1	18.7	:1
Risk to capital ratio-Mortgage Insurance combined	18.0	:1	(3)	19.1	:1	20.3	:1	21.2	:1	22.1	:1

(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 4.0% of our total risk in force for all periods presented.
(3)	Preliminary.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Percentage of Primary Risk in Force by FICO, LTV and Policy Year
Exhibit J

	June 30,	March 31,	December 31,	September 30,	June 30,
($ in millions)	2015	2015	2014	2014	2014
Percentage of primary risk in force by FICO score
Flow
>=740	58.1%	58.1%	58.1%	58.0%	57.8%
680-739	30.2	30.0	29.7	29.5	29.3
620-679	10.5	10.6	10.8	11.0	11.3
<=619	1.2	1.3	1.4	1.5	1.6
Total Flow	100.0%	100.0%	100.0%	100.0%	100.0%

Structured
>=740	28.7%	31.1	30.3%	28.7%	27.0%
680-739	27.9	28.1	28.5	28.3	28.6
620-679	25.4	24.1	24.3	25.4	26.3
<=619	18.0	16.7	16.9	17.6	18.1
Total Structured	100.0%	100.0%	100.0%	100.0%	100.0%

Total
>=740	56.7%	56.8%	56.7%	56.6%	56.2%
680-739	30.1	29.8	29.6	29.4	29.3
620-679	11.2	11.3	11.6	11.7	12.1
<=619	2.0	2.1	2.1	2.3	2.4
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	7.6%	7.9%	8.2%	8.6%	9.3%
90.01% to 95.00%	49.0	48.2	47.5	46.5	45.1
85.01% to 90.00%	34.6	35.0	35.4	35.8	36.3
85.00% and below	8.8	8.9	8.9	9.1	9.3
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	7.3%	7.8%	8.2%	8.8%	9.5%
2006	4.2	4.4	4.6	4.9	5.2
2007	9.6	10.2	10.6	11.1	11.8
2008	7.0	7.5	7.9	8.3	8.9
2009	2.0	2.3	2.5	2.8	3.1
2010	1.7	2.0	2.1	2.3	2.6
2011	3.5	3.9	4.2	4.5	5.0
2012	13.0	14.2	15.1	16.2	17.5
2013	20.8	22.4	23.8	25.1	26.6
2014	19.0	20.0	21.0	16.0	9.8
2015	11.9	5.3	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (1)	$1,753	$1,883	$2,089	$2,168	$2,270

(1) Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Claims and Reserves
Exhibit K

	2015		2014
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net claims paid
Prime	$83,489	$76,186	$74,342	$104,440	$159,335
Alt-A	23,260	19,999	21,909	26,882	37,368
A minus and below	14,965	15,141	12,600	19,658	26,675
Total primary claims paid	121,714	111,326	108,851	150,980	223,378
Pool	10,798	8,874	8,086	8,880	16,362
Second-lien and other	(53)	(111)	283	490	511
Subtotal	132,459	120,089	117,220	160,350	240,251
Impact of captive terminations	—	(12,000)	—	—	—
Impact of settlements	79,557	99,006	—	13,500	—
Total	$212,016	$207,095	$117,220	$173,850	$240,251

Average claim paid (1)
Prime	$48.1	$44.0	$48.7	$49.2	$46.3
Alt-A	59.5	54.6	58.7	56.7	55.9
A minus and below	40.1	35.9	39.3	40.3	37.8
Total primary average claims paid	48.7	44.2	49.0	49.0	46.4
Pool	69.7	51.5	46.5	48.0	63.4
Second-lien and other	(3.5)	(12.3)	7.6	18.9	16.5
Total	$49.6	$44.5	$48.2	$48.7	$47.0

Average primary claim paid (2)	$49.6	$45.3	$50.4	$50.0	$47.4
Average total claim paid (2)	$50.4	$45.5	$49.4	$49.6	$48.0

($ in thousands, except primary reserve per	June 30,	March 31,	December 31,	September 30,	June 30,
primary default amounts)	2015	2015	2014	2014	2014

Reserve for losses by category
Prime	$562,918	$640,919	$700,174	$721,811	$701,718
Alt-A	256,854	278,350	292,293	308,283	323,490
A minus and below	148,043	163,390	179,103	182,885	174,922
IBNR and other	125,038	167,204	223,114	212,908	326,821
LAE	48,141	53,210	56,164	52,690	50,071
Reinsurance recoverable (3)	11,677	13,365	26,665	21,201	22,458
Total primary reserves	1,152,671	1,316,438	1,477,513	1,499,778	1,599,480
Pool insurance	47,902	62,943	75,785	80,664	104,424
IBNR and other	891	1,227	1,775	2,468	4,621
LAE	2,353	3,051	3,542	3,434	4,180
Total pool reserves	51,146	67,221	81,102	86,566	113,225
Total 1st lien reserves	1,203,817	1,383,659	1,558,615	1,586,344	1,712,705
Second-lien and other	975	1,055	1,417	1,787	1,976
Total reserves	$1,204,792	$1,384,714	$1,560,032	$1,588,131	$1,714,681

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$27,279	$28,423	$27,683	$27,477	$26,024

(1)	Net of reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(2)	Before reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(3)	Primarily represents ceded losses on captive transactions and quota share reinsurance transactions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit L

	June 30	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Default Statistics
Primary Insurance:
Prime
Number of insured loans	802,719	801,332	797,436	783,414	764,508
Number of loans in default	23,237	25,114	28,246	28,963	30,012
Percentage of loans in default	2.89%	3.13%	3.54%	3.70%	3.93%

Alt-A
Number of insured loans	35,927	37,468	38,953	40,319	41,846
Number of loans in default	6,949	7,480	8,136	8,629	9,299
Percentage of loans in default	19.34%	19.96%	20.89%	21.40%	22.22%

A minus and below
Number of insured loans	34,224	35,425	36,688	37,843	39,180
Number of loans in default	7,490	7,846	8,937	9,251	9,593
Percentage of loans in default	21.89%	22.15%	24.36%	24.45%	24.48%

Total Primary
Number of insured loans	872,870	874,225	873,077	861,576	845,534
Number of loans in default (1)	37,676	40,440	45,319	46,843	48,904
Percentage of loans in default	4.32%	4.63%	5.19%	5.44%	5.78%

(1)	Excludes the following number of loans subject to the Freddie Mac Agreement that are in default as we no longer have claims exposure on these loans:

	June 30	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Number of loans in default	3,246	3,715	4,467	4,824	5,238

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Captives, QSR and Persistency
Exhibit M

	2015		2014
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

1st Lien Captives
Premiums ceded to captives	$2,700	$2,585	$3,078	$3,096	$3,314
% of total premiums	1.1%	1.1%	1.3%	1.3%	1.5%
Insurance in force included in captives (1)	2.4%	2.5%	2.8%	3.0%	3.3%
Risk in force included in captives (1)	2.2%	2.4%	2.7%	2.9%	3.1%

Initial Quota Share Reinsurance (“QSR”) Transaction
QSR ceded premiums written	$3,822	$4,067	$(4,801)	$4,668	$5,046
% of premiums written	1.5%	1.6%	(1.9)%	1.8%	2.1%
QSR ceded premiums earned	$6,424	$6,018	$(2,869)	$6,578	$6,803
% of premiums earned	2.6%	2.5%	(1.2)%	2.8%	3.1%
Ceding commissions	$828	$880	$1,108	$1,166	$1,262
Risk in force included in QSR (2)	$954,673	$1,041,383	$1,105,545	$1,170,496	$1,234,975

Second QSR Transaction
QSR ceded premiums written	$395	$6,529	$9,303	$9,082	$8,072
% of premiums written	0.2%	2.6%	3.7%	3.5%	3.4%
QSR ceded premiums earned	$3,039	$8,768	$8,339	$7,699	$7,197
% of premiums earned	1.2%	3.6%	3.6%	3.3%	3.3%
Ceding commissions	$2,154	$2,285	$3,256	$3,179	$2,825
Risk in force included in QSR (2)	$1,440,312	$1,533,677	$1,615,554	$1,546,311	$1,447,088

Persistency (twelve months ended) (3)	80.1%	82.6%	84.2%	84.3%	83.9%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.
(3)

Effective March 31, 2015, we refined our persistency calculation to incorporate loan level detail rather than aggregated portfolio data. Prior periods have been recalculated and reflect the current calculation methodology.

Radian Group Inc. and Subsidiaries
Services Supplemental Information - Gross Profit on Services
Exhibit N

The following table shows additional trend information for the Services segment:

	2015		2014
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Services revenue	$44,595	$31,532	$34,466	$42,243
Direct cost of services	25,501	19,253	19,709	23,896
Gross profit on services	$19,094	$12,279	$14,757	$18,347

The selected unaudited financial information presented below represents unaudited quarterly historical information for the businesses of Clayton Holdings LLC (“Clayton”) for periods prior to our acquisition on June 30, 2014. Financial information for periods after the acquisition is included in the table above and in Exhibit E as part of our Services segment.

	2013				2014
(In thousands)	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2
Services revenue	$37,041	$39,115	$32,718	$25,593	$28,043	$36,347
Direct cost of services	20,173	22,028	18,015	14,957	15,469	19,956
Gross profit on services	$16,868	$17,087	$14,703	$10,636	$12,574	$16,391

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

• changes in general economic and political conditions, including unemployment rates, changes in the U.S. housing and mortgage credit markets, declines in home prices and property values, the performance of the U.S. or global economies, the amount of liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, all of which may be impacted by, among other things, legislative activity or inactivity, actual or threatened downgrades of U.S. government credit ratings, or actual or threatened defaults on U.S. government obligations;

• changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers;

• catastrophic events, increased unemployment, home price depreciation or other negative economic changes generally or in geographic regions where our mortgage insurance exposure is more concentrated;

• Radian Guaranty Inc.’s ability to remain eligible under applicable requirements imposed by the Federal Housing Finance Agency (“FHFA”) and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;

• our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs. We expect to contribute a significant amount of our holding company liquidity to support Radian Guaranty Inc.’s compliance with the final financial requirements (“PMIERs Financial Requirements”) of the Private Mortgage Insurer Eligibility Requirements that were issued by the FHFA in final form on April 17, 2015 (“PMIERs”) and which become effective for existing mortgage insurers on December 31, 2015. Our projections regarding the amount of holding company liquidity that we may contribute to Radian Guaranty Inc. to comply with the PMIERs Financial Requirements are based on our estimates of Radian Guaranty’s “Minimum Required Assets”(a risk-based minimum required asset amount, as defined in the PMIERs, calculated based on net risk in force, which approximates the maximum loss exposure at any point in time and a variety of measures designed to evaluate credit quality) and “Available Assets” (as defined in the PMIERs, these assets primarily include the liquid assets of a mortgage insurer and its affiliated reinsurers, and exclude premiums received but not yet earned), which may not prove to be accurate, and which could be impacted by: (1) our ability to receive, as expected, GSE approval for the amendments to our existing reinsurance arrangements and receive the full PMIERs benefit for these arrangements; (2) whether we elect to convert certain liquid assets into PMIERs-compliant Available Assets; (3) factors affecting the performance of our mortgage insurance business, including our level of defaults, prepayments, the losses we incur on new or existing defaults and the credit characteristics of our mortgage insurance; and (4) how much capital we expect to maintain at our mortgage insurance subsidiaries in excess of the amount required to satisfy the PMIERs Financial Requirements. Contributions of holding company cash and investments from Radian Group will leave less liquidity to satisfy Radian Group’s future obligations. Depending on the amount of holding company contributions that we make, we may be required or may decide to seek additional capital by incurring additional debt, by issuing additional equity, or by selling assets, which we may not be able to do on favorable terms, if at all;

• our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements, including new capital adequacy standards that currently are being developed by the National Association of Insurance Commissioners (“NAIC”) and that could be adopted by states in which we write business;

• changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, including: (1) the implementation of the final PMIERs (including as updated on June 30, 2015 to increase the amount of Available Assets that must be held against risk in force associated with lender paid mortgage insurance originated on or after January 1, 2016), which (a) will increase the amount of capital that Radian Guaranty is required to hold, and therefore, reduce our current returns on subsidiary capital, (b) potentially impact the type of business that Radian Guaranty is willing to write, which could reduce our new insurance written (“NIW”) and market share, (c) impose extensive and more stringent operational requirements in areas such as claim processing, loss mitigation, document retention, underwriting, quality control, reporting and monitoring, among others, that may result in additional costs to achieve and maintain compliance, and (d) require the consent of the GSEs for Radian Guaranty to take certain actions such as paying dividends, entering into various inter-company agreements, and commuting or reinsuring risk, among others; (2) changes that could limit the type of business that Radian Guaranty and other private mortgage insurers are willing to write, which could reduce our new insurance written NIW and market share; (3) changes that could increase the cost of private mortgage insurance, including as compared to the Federal Housing Administration’s (“FHA”) pricing, or result in the emergence of other forms of credit enhancement; and (4) changes that could require us to alter our business practices and which may result in substantial additional costs;

• our ability to continue to effectively mitigate our mortgage insurance losses, including a decrease in net “Rescissions” (our legal right, under certain conditions, to unilaterally rescind coverage on our mortgage insurance policies if we determine that a loan did not qualify for insurance), “Claim Denials” (our legal right, under certain conditions, to deny a claim) or “Claim Curtailments” (our legal right, under certain conditions, to reduce the amount of a claim, including due to servicer negligence) resulting from an increase in the number of successful challenges to previous Rescissions, Claim Denials or Claim Curtailments (including as part of one or more settlements of disputed Rescissions or Claim Denials), or as a result of the GSEs intervening in or otherwise limiting our loss mitigation practices, including settlements of disputes regarding “Loss Mitigation Activities” (activities such as Rescissions, Claim Denials, Claim Curtailments and cancellations);

• the negative impact that our Loss Mitigation Activities may have on our relationships with our customers and potential customers, including the potential loss of current or future business and the heightened risk of disputes and litigation;

• any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;

• a substantial decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income on our premiums on mortgage insurance products paid on a monthly installment basis and could decrease the profitability of our mortgage insurance business;

• heightened competition for our mortgage insurance business from others such as the FHA, the U.S. Department of Veterans Affairs and other private mortgage insurers (including with respect to other private mortgage insurers, those that have been assigned higher ratings than we have, that may have access to greater amounts of capital than we do, or that are new entrants to the industry, and therefore, are not burdened by legacy obligations) and the impact such heightened competition may have on our returns and our NIW;

• the increased demand from lenders for customized (reduced) rates on lender-paid, single premium mortgage insurance products, which could further reduce our overall average premium rates and returns and, to the extent we decide to limit this type of business, could adversely impact our market share and our customer relationships;

• changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;

• the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;

• the adoption of new or application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (1) the resolution of existing, or the possibility of additional, lawsuits, inquiries or investigations (including a recent inquiry from the Wisconsin Office of the Commissioner of Insurance to all private mortgage insurers pertaining to customized insurance rates and terms offered to mortgage insurance customers); (2) changes to the Mortgage Guaranty Insurers Model Act (“Model Act”) being considered by the NAIC that could include more stringent capital and other requirements for Radian Guaranty in states that adopt the new Model Act in the future; and (3) legislative and regulatory changes (a) impacting the demand for our products, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses or future prospects;

• the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the Internal Revenue Service (“IRS”) resulting from the examination of our 2000 through 2007 tax years, which we are currently contesting;

• the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business;

• volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;

• changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAP” (statutory accounting practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;

• legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries; and

• the possibility that we may need to impair the estimated fair value of goodwill established in connection with our acquisition of Clayton Holdings LLC, the valuation of which requires the use of significant estimates and assumptions with respect to the estimated future economic benefits arising from certain assets acquired in the transaction such as the value of expected future cash flows of Clayton, Clayton’s workforce, expected synergies with our other affiliates and other unidentifiable intangible assets.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz